EXHIBIT 10.1

Annual Short-Term Bonus Plan

Plan Document

El Paso Electric Company

Plan Overview

Purpose

Short–term incentives (annual variable pay) serve to communicate, align, and pay for contributions toward organizational objectives and performance goals. The objectives for the El Paso Electric Company (“EPE”) Plan are to:

•	Develop a common understanding of the EPE’s initiatives, objectives, and goals for the coming year;

•	Develop clear expectations and understanding of an individual’s contribution to overall EPE’s goals;

•	Reward employees when goals are obtained;

•	Provide opportunity to earn a competitive level of incentive pay for efforts toward achieving corporate and individual performance goals; and

•	Compensate employees at the 50th percentile through annual incentives in years when the EPE and the individual achieve target level performance; the incentive plan should offer upside potential for years in which EPE and individual performance exceed expectations.

Plan Name

Annual Short-Term Bonus Plan (“the Plan”)

Effective Date

The Plan is effective as of January 1, 2005, as approved by the Compensation Committee of the Board of Directors of EPE (the “Compensation Committee”).

Eligibility

Eligible employees for the Plan include all regular full-time and part-time employees of EPE, except temporary and Mirasol employees unless otherwise determined by the Compensation Committee.

The Compensation Committee may revise or amend the eligibility criteria from time to time, which may be on the recommendation of EPE management.

Participation

Newly eligible employees begin participating in the Plan during the calendar year in which they become eligible. Overall awards will be prorated based upon active employment with EPE.

Award Opportunities

Each eligible plan participant will be assigned a target award opportunity, which will be communicated at the beginning of the plan year. Target award opportunities will be expressed as a percentage of base salary for exempt employees and as a percentage of total earnings, which includes overtime for nonexempt employees. The target awards are intended to deliver competitive incentive opportunities that are generally in line with the desired competitive compensation levels for EPE. The target award represents the level of bonus payment the participant may earn in the event plan performance is achieved at “target,” and acceptable organizational standards are met.

In addition, a threshold and maximum award level will be established (as a percent of target) adjusting payouts for performance levels that exceed or fall below expectations.

The annual award opportunities for the anticipated current plan year participants are summarized in Appendix A attached hereto (with the Compensation Committee to establish the annual award opportunities for future years by resolution).

Performance Measurement

Near the beginning of each calendar year, senior management will establish and communicate the specific range of performance objectives for EPE. The goals and key performance factors will be recommended by management and approved by the Compensation Committee.

At the end of the calendar year, the overall performance against these goals will be assessed and the resulting incentive amounts will be calculated. The formula calculation will be applied in a consistent manner across EPE, and will be communicated to employees. The Compensation Committee will review and approve the aggregate payment of the final awards.

Performance Measures

The following three elements of performance will be measured, unless otherwise determined by the Compensation Committee for any year:

Financial Performance	• Earnings Per Share (“EPS”)

Operational Performance	• Customer Satisfaction • Safety

Individual Performance	• Performance Rating (through EPE Performance Management process)

Each measure will be weighted as a percent of total incentive opportunity. The following table illustrates the performance measures used and the corresponding weighting of each, unless otherwise determined by the Compensation Committee for any year:

Performance Measures	Executives, Managers, Supervisors and Employees (Low Risk)	Medium and High Risk Supervisors and Employees
Financial Performance
EPS	70%	70%

Operational Performance
Customer Satisfaction	25%	30%
Safety	5%	Quarterly Safety Plan[1]

Total (as a % of target)	100%	100%

Performance Goals

The table attached hereto as Appendix B outlines the actual performance measures defined for the current plan year (with the Compensation Committee to establish the performance measures for future years by resolution). The EPS threshold acts as a plan trigger; no plan payouts will be made unless EPE achieves at least the EPS recommended by management and approved by the Compensation Committee. Safety will only be measured in the Plan for executives, managers, and low risk employees. Medium and high-risk employees are rewarded for safety on the Company’s quarterly safety plan. The Compensation Committee may interpolate between defined levels for financial performance only.

Individual Performance Modifier

An individual performance modifier will be applied to the calculation of financial and operational performance. Individual performance is defined as achievement of goals and objectives as specified through EPE’s performance management process. The total percent of calculated award is adjusted depending upon the assigned multiplier, unless otherwise determined by the Compensation Committee.

Individual Overall Rating	Multiplier Range
Top 20% of performers	1.30-1.50

Next 35% of performers	0.95-1.15

Next 35% of performers	0.65-0.85

Bottom 10% of performers	0.00

[1]	Overall bonus paid is reduced by quarterly safety bonuses paid during performance period under the Company’s quarterly safety plan.

Interpolation of Performance and Payouts

Financial performance and payout is generally calculated by interpolation between defined levels of performance. The table attached hereto as Appendix C demonstrates how the financial interpolation would work in the Plan.

Example Calculations

Attached hereto as Appendix D are examples of the calculation of awards for the current year based on specific employee and performance profiles.

Funding

The Plan will be considered a self-funded plan. Incentives will be accrued for accounting purposes on a quarterly basis based on EPE performance at that point in time.

Award Payouts

If performance achievement is met, all payouts of awards under the Plan will be made in cash (subject to applicable taxes and withholding), as soon as possible, after calendar year results have been finalized and approved by the Compensation Committee. The payouts will not be included in the definition of compensation for welfare and qualified benefit plan purposes.

Participants must be employed with EPE on the last day of the fiscal year as well as on the Plan payout date in order to receive an award.

Payments will be made on an annual basis, subject to plan provisions.

Employment Changes

Generally, participants must be employed with EPE on the date bonuses are paid in order to receive any award. Participants who terminate during the calendar year due to death, disability, or retirement (separation at age 55 or over) will receive a prorated portion of any payout paid based on the salary plus overtime earnings for actual period of time worked during the calendar year. The individual performance modifier will be based on the prior year performance rating. Participants that are discharged “for cause” will not be entitled to an award payment.

Participation in the Plan for a given plan year will not be construed to confer a right to participate in the Plan in any subsequent year, or the right to continue in EPE’s employment.

Governance

Senior management and the Compensation Committee will be responsible for the administration and governance of the Plan. The decisions of the Compensation Committee shall be conclusive and binding on all participants.

Amendment, Modification, or Termination of Plan

The EPE, by action of its Compensation Committee, reserves the right to amend, modify, or terminate the Plan at any time.

APPENDIX A

The annual award opportunities for the anticipated 2005 plan year participants are summarized below:

Grade/Level	Threshold	Target	Maximum
CEO
EVPs / SVPs
VPs
Other Executives
*13 -15
4 -12
N4-N13
Bargaining Unit

*	Employees in Grades 11 – 12 in a position with “Manager” in the title will have the same award opportunity as those in Grades 13 - 15.

APPENDIX B

2005 Performance Goals

The table below outlines the actual performance measures defined for the 2005 plan year. The EPS threshold acts as a plan trigger; no plan payouts will be made unless EPE achieves at least $             EPS. Safety will only be measured in the Plan for executives, managers, and low risk employees. Medium and high-risk employees are rewarded for safety on the Company’s quarterly safety plan. The Compensation Committee may interpolate between defined levels for financial performance only.

Measure	Definition	Performance Level
		Threshold	Target	Maximum
Financial	EPS

Operational (Customer Satisfaction)	Customer Satisfaction Survey Results

Operational (Safety)	• Lost Time incidents • Total First Aid and Medical incidents • Chargeable Vehicle Accidents

APPENDIX C

Interpolation of Performance and Payouts

Financial performance and payout is generally calculated by interpolation between defined levels of performance. The table following is how the financial interpolation would work in the Plan.

Actual EPS	As a Percent of Target	Level of Payout as a % of Pay
	Level of Performance	Grade Exempt 12 and Below Plus All Nonexempt and Bargaining Unit Employees	Managers Grade 13-15	Executives 1
Threshold

Target

Maximum

Interpolation of Performance and Payouts cont.

	As a Percent of Target	Level of Payout as a % of Pay
Actual EPS	Level of Performance	Executives 2	Executives 3	CEO
Threshold

Target

Maximum

APPENDIX D

2005 Example Calculation

Employee Profile	Performance Profile

Exempt Employee	Corporate EPS: $____ (between threshold and target)

Low Risk	Customer Satisfaction Score: ____ (at target)

Base Salary: $_________	Safety: Target Level Performance

Target Opportunity %: %	Individual Performance: Top 20% Performer

Target Opportunity Award

__________	x	_________%	=	$__________
Eligible Pay		Target Opp. %

Financial Performance Award

$__________	x	_______%	x	_______%	=	$__________
Eligible Pay		Fin. Perf. %		Weighting

Operational Performance Award

$__________	x	___________%	x	_________%	=	$__________
Eligible Pay		Cust. Sat. Perf.		Weighting

$__________	x	__________%	x	_________%	=	$__________
Eligible Pay		Safety Perf.		Weighting

Total Operational Performance Award	$__________

Total Award

[	$__________	+	$______________	=	$__________	]	x	____________	=	$___________
	Fin, Award		Total Oper. Award		Total Award			Ind. Perf. Mult.		Total